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                                                                    EXHIBIT 23.8


                                                                   March 1, 2000


Mr. James Randall
Credit Suisse First Boston Technology Group
2400 Hanover Street
Palo Alto, CA 94304

Dear Mr. Randall,

Per our discussion, you have permission to use the following statistics as stated below.

"According to IDC, PC's accounted for 95% of access devices using the internet in the US at the end of 1998."
Source: IDC analyst, Carol Glasheen, prepared specifically for Credit Suisse First Boston


Sincerely,

/s/ ALEXA MCCLOUGHAN
--------------------------
    Alexa McCloughan
    Senior Vice President